Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 8, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.1 billion revenue passenger miles (RPMs) in August 2010, a 6.4 percent increase from the RPMs flown in August 2009.  Available seat miles (ASMs) increased 3.7 percent to 8.7 billion from the August 2009 level of 8.3 billion.  The load factor for the month was 82.3 percent, compared to 80.2 percent for the same period last year.  For August 2010, passenger revenue per ASM is estimated to have increased in the 15 to 16 percent range as compared to August 2009.
For the eight months ended August 31, 2010, Southwest flew 52.0 billion RPMs, compared to 50.5 billion RPMs flown for the same period in 2009, an increase of 2.9 percent.  Available seat miles decreased 1.8 percent to 65.6 billion from the 2009 level of 66.8 billion.  The year-to-date load factor was 79.3 percent, compared to 75.6 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	AUGUST

	2010	2009	CHANGE

Revenue passengers carried	7,775,342	7,519,413	3.4%

Enplaned passengers	9,504,071	8,890,924	6.9%

Revenue passenger miles (000)	7,121,411	6,693,859	6.4%

Available seat miles (000)	8,650,648	8,343,899	3.7%

Load factor	82.3%	80.2%	2.1	pts

Average length of haul	916	890	2.9%

Trips flown	97,392	95,405	2.1%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	58,802,307	58,032,738	1.3%

Enplaned passengers	70,753,740	68,001,351	4.0%

Revenue passenger miles (000)	51,976,714	50,509,694	2.9%

Available seat miles (000)	65,565,442	66,772,132	(1.8)%

Load factor	79.3%	75.6%	3.7	pts

Average length of haul	884	870	1.6%

Trips flown	745,171	762,874	(2.3)%

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